Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

This Second Amendment to Revolving Credit, Term Loan and Security Agreement (this “Second Amendment”) is dated this 23rd day of October, 2017, by and among UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (“Universal”), DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company (“Dunkirk”), NORTH JACKSON SPECIALTY STEEL, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk, North Jackson are collectively, the “Borrowers”, and each a “Borrower”), the LENDERS party hereto, and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors party thereto, the Lenders, the Administrative Agent, PNC and BANK OF AMERICA, N.A., as co-collateral agents for Lenders entered into that certain Revolving Credit, Term Loan and Security Agreement, dated as of January 21, 2016, as amended by that certain First Amendment to Revolving Credit, Term Loan and Security Agreement, dated May 12, 2017 (as further amended, modified, supplemented, extended, renewed or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers desire to amend certain provisions of the Credit Agreement, and the Lenders and the Administrative Agent agree to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context herein clearly indicates otherwise.

2.    Section 1.2 of the Credit Agreement is hereby amended by inserting the following definitions in their appropriate alphabetical order:

“Dunkirk Project” shall mean a new stand-alone steel bar finishing line to be installed by Dunkirk at 830 Brigham Road in Dunkirk, NY.

“Dunkirk Project Capital Expenditures” shall mean Capital Expenditures incurred by any Borrower using the proceeds of Revolving Advances in connection with the Dunkirk Project (but excluding the initial down payment to be made in connection therewith in the amount of One Million and 00/100 Dollars ($1,000,000.00); provided that any such expense shall only constitute Dunkirk Project Capital Expenditures to the extent that the applicable request for such Revolving Advances is accompanied by invoice(s) and/or other documentation evidencing the incurrence of such Capital Expenditures in form and substance satisfactory to the Administrative Agent.

“Second Amendment Closing Date” shall mean October 23, 2017.

3.    The definition of “Applicable Margin” set forth in Section 1.2 of the Credit Agreement is hereby amended by deleting the pricing table set forth therein and the paragraph immediately following such pricing table, in their entirety, and in their stead inserting the following:

Level	Leverage Ratio	Applicable Revolver Margins for LIBOR Rate Loans	Applicable Revolver Margins for Domestic Rate Loans	Applicable Term Margins for LIBOR Rate Loans	Applicable Term Margins for Domestic Rate Loans
1	<1.50:1.00	1.50%	0.50%	2.00%	1.00%
2	≥ 1.50:1:00 and <2.25:1.00	1.75%	0.75%	2.25%	1.25%
3	≥ 2.25:1:00 and <3.00:1.00	2.00%	1.00%	2.50%	1.50%
4	≥ 3.00:1:00 and <4.00:1.00	2.50%	1.50%	3.00%	2.00%
5	≥ 4.00:1:00	3.00%	2.00%	3.50%	2.50%

The Applicable Margin as of the Second Amendment Closing Date shall be based upon the percentages associated with Level 3 pricing in the pricing grid above, and such Applicable Margin shall remain in effect until the first Adjustment Date occurring after the Second Amendment Closing Date.

4.    Section 1.2 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

“Availability Block” shall mean Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00); provided that such amount shall be reduced on a dollar-for-dollar basis by the amount of any Dunkirk Project Capital Expenditures; provided further that notwithstanding the foregoing, the Availability Block shall never be less than $0.00. Upon completion and acceptance by the Co-Collateral Agents of an equipment or Real Property Collateral appraisal in accordance with Section 4.7, the Co-Collateral Agents shall have the right, in their sole discretion upon written notice to the Borrowing Agent, to increase the Availability Block by the positive difference, if any, between (A) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), minus (B) the difference between (x) the sum of (i) eighty-five percent (85%) of the net orderly liquidation value of the equipment, (ii) fifty percent (50%) of the fair market value of the Real Property Collateral, and (iii) the then current Availability Block, minus (y) the then current outstanding principal balance of the Term Loan.

“Unfunded Capital Expenditures” shall mean all Capital Expenditures of the Loan Parties on a consolidated basis other than those made utilizing the proceeds from financing provided by the applicable seller or third party lenders or proceeds from equity issuances, asset sales or insurance proceeds. For the avoidance of doubt, Capital Expenditures made utilizing Revolving Advances (excluding Dunkirk Project Capital Expenditures, which shall not constitute Unfunded Capital Expenditures) shall be deemed Unfunded Capital Expenditures.

5.    The definition of “Permitted Payment Conditions” set forth in Section 1.2 of the Credit Agreement is hereby amended by deleting the reference therein to “twenty-five percent (25%)” and in its stead inserting a reference to “twenty percent (20%)”.

6.    Section 2.1(a)(A)(y)(ii) of the Credit Agreement is hereby amended by deleting the reference therein to “seventy percent (70%)” and in its stead inserting a reference to “seventy-five percent (75%)”.

7.    Section 2.20 of the Credit Agreement is hereby amended by deleting the reference set forth in clause (a) therein to “other than Inventory in the Ordinary Course of Business” and in its stead inserting a reference to “other than pursuant to sub-clauses (a) and (b) of clause (i) of Section 7.1(b)”.

8.    Section 2.20 of the Credit Agreement is hereby amended by adding the following new sentence to the end of clause (c) thereof:

Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing on the date such prepayment would otherwise be due hereunder, for the fiscal year ending December 31, 2017 only, the Excess Cash Flow Percentage shall be reduced to (x) twenty five (25%) if the Leverage Ratio reflected in the applicable financial statements referred to herein for such fiscal year is greater than or equal to 2.5 to 1.0, and (y) twelve and one-half percent (12.5%) if the Leverage Ratio reflected in the applicable financial statements referred to herein for such fiscal year is less than 2.5 to 1.0.

9.    The first (1st) sentence of Section 4.7 of the Credit Agreement is hereby deleted in its entirety, and in its stead is inserted the following:

Co-Collateral Agents may, in their sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Co-Collateral Agents, for the purpose of appraising the then current values of Loan Parties’ assets; provided that (i) no more than one (1) Inventory appraisal per fiscal year, one (1) equipment appraisal per fiscal year and one (1) Real Property appraisal per fiscal year shall be at the Loan Party’s expense, (ii) each inventory appraisal shall include physical inspections of the Loan Parties’ locations accounting for 50% or more of the appraised net orderly liquidation value of inventory and (iii) notwithstanding the foregoing, (A) there shall be no limitation on the number or frequency of such appraisals at the Loan Parties’ expense if an Event of Default has occurred and is continuing and (B) any such appraisal on the Inventory of the Loan Parties initiated during any applicable FE/Appraisal Trigger Period shall be at the Loan Party’s expense.

10.    Section 7.1(b) of the Credit Agreement is hereby amended by deleting clause (i) set forth therein in its entirety and in its stead inserting the following:

(i) (a) the sale of Inventory in the Ordinary Course of Business, (b) the disposition or transfer of components of the existing bar finishing equipment and related assets being replaced by assets purchased in connection with the Dunkirk Project and (c) the disposition or transfer of obsolete and worn-out equipment and equipment no longer used or useful in the reasonable judgment of the Loan Parties and in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than One Million and 00/100 Dollars ($1,000,000.00) and only to the extent that (x) the proceeds of any such disposition are used within 180 days of the receipt thereof to acquire replacement equipment which is subject to Administrative Agent’s first priority security interest or (y) the proceeds of which are remitted to Administrative Agent to be applied pursuant to Section 2.20,

11.    The provisions of Sections 2 through 10 of this Second Amendment shall not become effective until the Administrative Agent shall have received the following items, each in form and substance acceptable to the Administrative Agent and its counsel:

(a)     this Second Amendment, duly executed by the Borrowers, the Lenders and the Administrative Agent;

(b)     an amendment to the Fee Letter executed prior to the Closing Date;

(c)     payment of all fees and expenses owed to the Administrative Agent, and the Administrative Agent’s counsel in connection with this Second Amendment and the Credit Agreement; and

(d)     such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

12.    Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

13.    Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which secured the Obligations immediately prior to the entering into of this Second Amendment, continues to secure the Obligations.

14.    Each Loan Party represents and warrants to each Agent and each of the Lenders as follows: (i) such Loan Party has the full power to enter into, execute, deliver and carry out this Second Amendment and all such actions have been duly authorized by all necessary proceedings on its part, (ii) neither the execution and delivery of this Second Amendment by such Loan Party nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by any of them will conflict with, constitute a default under or result in any breach of (a) such Loan Party’s Organizational Documents or (b) any Law or any Material Contract or instrument or order, writ, judgment, injunction or decree to which such Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Loan Party, and (iii) this Second Amendment has been duly and validly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Second Amendment may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

15.    Each Loan Party represents and warrants that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof or any transaction completed hereby, and (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement or pursuant to this Second Amendment.

16.    Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

17.    The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agents or the Lenders under the Credit Agreement or any Other Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document in similar or different circumstances. This Second Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. This Second Amendment amends the Credit Agreement and is not a novation thereof. Nothing expressed or implied in this Second Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Borrower or any Guarantor under the Credit Agreement or any Other Document from any of its obligations and liabilities thereunder.

18.    This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

19.    This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or relating to this Second Amendment.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this Second Amendment on the day and year first above written.

BORROWERS:

WITNESS:	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

/s/ Paul A. McGrath	By:	/s/ Ross C. Wilkin	(SEAL)
	Name:	Ross C. Wilkin
	Title:	V.P. Finance, CFO & Treasurer

WITNESS:	DUNKIRK SPECIALTY STEEL, LLC

	By:	/s/ Ross C. Wilkin	(SEAL)
/s/ Paul A. McGrath	Name:	Ross C. Wilkin
	Title:	Executive Officer

WITNESS:	NORTH JACKSON SPECIALTY STEEL, LLC

/s/ Paul A. McGrath	By:	/s/ Ross C. Wilkin	(SEAL)
	Name:	Ross C. Wilkin
	Title:	Treasurer

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ David B. Thayer
Name:	David B. Thayer
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christy Bowen
Name:	Christy Bowen
Title:	Vice President